AMENDMENT TO RIGHTS AGREEMENT

     Amendment, dated as of August 2, 2004, to the Rights Agreement, dated as of July 14, 1994, as amended, by and between Mandalay Resort Group (f/k/a Circus Circus enterprises, Inc.), a Nevada corporation (the “Company”), and Wells Fargo Bank Minnesota, N.A,, as rights agent (the “Rights Agent”).

W I T N E S S E T H :

     WHEREAS, on July 14, 1994 the Company and First Chicago Trust Company of New York, as rights agent, entered into a Rights Agreement (the “Original Agreement”);

     WHEREAS, effective as of April 16, 1996, the Company and First Chicago Trust Company of New York, as rights agent, entered into a first amendment to the Original Agreement and on June 15, 2004 the Company and the Rights Agent entered into a second amendment to the Original Agreement (the Original Agreement, as amended by such first and second amendment, is hereinafter referred to as the “Agreement” and the terms of which are incorporated herein by reference and made a part hereof);

     WHEREAS, the Company, with the unanimous approval of the Board of Directors of the Company, has duly authorized the execution and delivery of this third amendment and this third amendment is executed by the Company and the Rights Agent pursuant to Section 26 of the Agreement.

     NOW, THEREFORE, in consideration of the premises and mutual agreements herein set forth, and intending to be legally bound hereby, the parties hereto agree that the Agreement shall be and hereby is amended as follows:

     1. Defined Terms. Terms defined in the Agreement and used and not otherwise defined herein shall have the meanings given to them in the Agreement.

     2. Amendment of Section 7.1. Section 7.1 of the Agreement is amended by deleting the reference to “August 15, 2004” and substituting in its place “August 15, 2014” as the Final Expiration Date.

     3. Rights Agreement as Amended. The term “Rights Agreement” as used in the Agreement shall be deemed to refer to the Agreement as amended hereby and this third amendment shall be effective as of August 2, 2004, as if executed on such date. It is expressly understood and agreed that except as provided above, all terms, conditions and provisions contained in the Agreement shall remain in full force and effect without any further change or modification whatsoever.

     4. Full Force and Effect. If any term, provision, covenant or restriction of this third amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this third amendment, and the Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     5. Governing Law. This third amendment shall be deemed to be a contract made under the laws of the State of Nevada and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within the State.

     6. Execution in Counterparts. This third amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     7. Ratification, Adoption and Approval. In all respects not inconsistent with the terms and provisions of this third amendment, the Agreement is hereby ratified, adopted, approved and confirmed. In executing and delivering this third amendment, the Rights Agent shall be entitled to all the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Agreement.

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     IN WITNESS WHEREOF, the parties have caused this third amendment to be duly executed as of the day and year first above written.

MANDALAY RESORT GROUP,

By:	/s/ Les Martin

	Name:	Les Martin
	Title:	Vice President, Chief Accounting Office and Treasurer

WELLS FARGO BANK MINNESOTA, N.A., AS RIGHTS AGENT,

By:	/s/ Barbara M. Novak

	Name:	Barbara M. Novak
	Title:	Vice President